As filed with the Securities and Exchange Commission on June [ ] , 2013
Registration No. 333-188137

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
FIRST SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Number)	58-2461486 (IRS Employer Identification Number)
__________________________________
531 BROAD STREET
CHATTANOOGA, TENNESSEE 37402
(423) 266-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________________
D. MICHAEL KRAMER
FIRST SECURITY GROUP, INC.
531 BROAD STREET
CHATTANOOGA, TENNESSEE 37402
(423) 266-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies of Communications to:

Robert D. Klingler B.T. Atkinson Bryan Cave LLP One Atlantic Center Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3488 (404) 572-6600
__________________________________
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐     Accelerated filer ☐        Non-accelerated filer ☐        Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION DATED JUNE [ ] , 2013
The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS

60,735,000 Shares
Common Stock

This prospectus relates to the securities identified below that may be offered for sale from time to time by the persons named in this prospectus (and their permitted transferees) identified under the heading “Selling Shareholders” on page 15 of this prospectus who currently own such securities (the “Selling Shareholders”).
Investing in our Common Stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the Risk Factors on page 3 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in our common stock. See “Information Incorporated by Reference.”
This prospectus covers 60,735,000 shares of our common stock, $0.01 par value, (the “Shares”) previously acquired by or issued to the Selling Shareholders as part of a recapitalization completed on April 12, 2013 (the “Recapitalization”). For a more detailed description of the Recapitalization, see “Summary of the Recapitalization” on page 5 of this prospectus. In the Stock Purchase Agreement we entered into in connection with the Recapitalization, we agreed to file this registration statement covering the Shares.
The Selling Shareholders may offer some or all of the Shares from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise at negotiated prices. If the Shares are sold through underwriters, broker-dealers, or agents, the Selling Shareholders (or the purchasers of the Shares as negotiated with the Selling Shareholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Shares does not necessarily mean that any of the Shares will be sold by the Selling Shareholders. The timing and amount of any sale is within the respective Selling Shareholder’s sole discretion, subject to certain restrictions. See “Plan of Distribution” on page 18 of this prospectus. We will not receive any proceeds from the sale of Shares by the Selling Shareholders.
Shares of our common stock are traded on the NASDAQ Capital Market under the symbol “FSGI”. The closing sale price of our common stock as reported on the NASDAQ Capital Market on June 3, 2013 was $4.20 per share.
None of the Securities and Exchange Commission (the “SEC”), the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System, any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The securities are not savings accounts, deposits, or other obligations of any bank, thrift or other depository institution and are not insured by the FDIC or any other governmental agency or instrumentality.

The date of this prospectus is _____________, 2013.

ABOUT THIS PROSPECTUS

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge upon written or oral request. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the Selling Shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the Selling Shareholders are making an offer of these securities in any jurisdiction where the offer is not permitted. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to our common stock if the person making the offer or solicitation is not qualified to do so, or it is unlawful for you to receive such an offer or solicitation.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession or distribution of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” or “First Security” as used in this prospectus refer to First Security Group, Inc. and its subsidiaries, including FSGBank, N.A., which we sometimes refer to as “FSGBank.”

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in this prospectus, contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and which statements are inherently subject to risks and uncertainties. These statements are based on many assumptions and estimates and are not guarantees of future performance. Forward looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “estimate,” or other statements concerning opinions or judgments of First Security and its management about future events. Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of the FSGBank’s customers or vendors, actions of government regulators, the level of market interest rates, and general economic conditions.
These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. There can be no assurance that the results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to the following:

•	deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses;

•	changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;

•	changes in business policies or practices as a result of the changes in management;

•
changes in political and economic conditions, including the political and economic effects of the current economic downturn and other major developments, including the ongoing war on terrorism, continued tensions in the Middle East, and the ongoing economic challenges facing the European Union;

•
changes in financial market conditions, either internationally, nationally or locally in areas in which First Security conducts its operations, including, without limitation, reduced rates of business formation and growth, commercial and residential real estate development, and real estate prices;

•	First Security’s ability to comply with any requirements imposed on it or FSGBank by their respective regulators, and the potential negative consequences that result;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses;

•	changes in accounting principles, policies, and guidelines applicable to bank holding companies and banking;

•	the impacts of renewed regulatory scrutiny on consumer protection and compliance led by the newly created Consumer Finance Protection Bureau;

•	changes in capital standards and asset risk-weighting included in proposed Federal Reserve rules to implement the so-called “Basel III” accords;

•	fluctuations in markets for equity, fixed-income, commercial paper and other securities, which could affect availability, market liquidity levels, and pricing;

•
governmental monetary and fiscal policies including the undetermined effects of the Federal Reserve's "Quantitative Easing" program, as well as legislative and regulatory changes, including, but not limited to, implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

•	First Security’s participation or lack of participation in governmental programs implemented under the Emergency Economic Stabilization Act (the “EESA”) and the American Recovery and Reinvestment

Act (the “ARRA”), including, without limitation, the Capital Purchase Program (the “CPP”) administered under the Troubled Asset Relief Program (“TARP”), and the impact of such programs and related regulations on First Security and on international, national, and local economic and financial markets and conditions;

•
First Security’s lack of participation in a “stress test” under the Federal Reserve’s Supervisory Capital Assessment Program; the diagnostic and stress testing we conducted differs from that administered under the Supervisory Capital Assessment Program, and the results of our test may be inaccurate;

•
the impact of the EESA and the ARRA and related rules and regulations on the business operations and competitiveness of First Security and other participating American financial institutions, including the impact of the executive compensation limits of these acts, which may impact the ability of First Security to retain and recruit executives and other personnel necessary for their businesses and competitiveness;

•	the risk that First Security may be required to contribute additional capital to FSGBank in the future to enable it to meet its regulatory capital requirements or otherwise;

•	the risks of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

•
the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone and the Internet; and

•
the effect of any mergers, acquisitions or other transactions, to which we or FSGBank may from time to time be a party, including, without limitation, our ability to successfully integrate any businesses that we acquire.

Many of these risks are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. First Security does not intend to update or reissue any forward-looking statements contained in this prospectus as a result of new information or other circumstances that may become known to First Security, and undertakes no obligation to provide any such updates.
All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Special Note. Our actual results and conditions may differ significantly from those we discuss in these forward-looking statements.
For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this prospectus beginning on page 3.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.fsgbank.com under the “About”, then “Investor Relations” tabs. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.
This prospectus, which is a part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 15, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 15, 2013; and

•	Our Current Reports on Form 8-K filed with the SEC on February 26, 2013, March 22, 2013, April 10, 2013, April 12, 2013 and May 17, 2013.
A description of our capital stock can be found herein under “Description of Our Capital Stock.”
You may request a copy of any of these filings at no cost, by writing or telephoning John R. Haddock, Chief Financial Officer, at (423)308-2075, jhaddock@FSGBank.com, or at the following address or telephone number: First Security Group, Inc, 531 Broad Street, Chattanooga, Tennessee 37402 or (423) 266-2000.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information set forth in “Risk Factors,” and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus before making an investment decision.

First Security Group, Inc. and FSGBank

We are a bank holding company headquartered in Chattanooga, Tennessee. Founded in 1999, First Security's community bank subsidiary, FSGBank, has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name “Dalton Whitfield Bank,” and along the Interstate 40 corridor in Tennessee, FSGBank operates under the name “Jackson Bank & Trust.”

Through FSGBank, we offer a range of lending services that are primarily secured by single and multi-family real estate, residential construction and owner-occupied commercial buildings. In addition, we focus on serving the needs of small- to medium-sized businesses, by offering a range of lending, deposit and wealth management services to these businesses and their owners. Our principal source of funds for loans and securities is core deposits gathered through our branch network. We offer a wide range of deposit services, including checking, savings, money market accounts and certificates of deposit, and obtain most of our deposits from individuals and businesses in our market areas, including the vast majority of our loan customers. Our wealth management division offers private client services, financial planning, trust administration, investment management and estate planning services. We also provide mortgage banking and electronic banking services, such as Internet banking, online bill payment, cash management, ACH originations, and remote deposit capture. We actively pursue business relationships by utilizing the business contacts of our Board of Directors, senior management and local bankers, thereby capitalizing on our extensive knowledge of the local marketplace.

As of March 31, 2013, we had total assets of approximately $1.0 billion, total deposits of approximately $990.9 million and tangible shareholders’ equity of approximately $20.5 million.

Regulatory Matters

First Security Group, Inc. On September 7, 2010, the Company entered into a Written Agreement (the "Agreement") with the Federal Reserve Bank of Atlanta (the "Federal Reserve"), the Company's primary regulator. The Agreement is designed to enhance the Company's ability to act as a source of strength to the Company's wholly owned subsidiary, FSGBank. The Agreement prohibits the Company from declaring or paying dividends without prior written consent of the Federal Reserve. The Company is also prohibited from taking dividends, or any other form of payment representing a reduction of capital, from FSGBank without prior written consent. Within 60 days of the Agreement, the Company was required to submit to the Federal Reserve a written plan designed to maintain sufficient capital at the Company and FSGBank. The Company submitted a copy of FSGBank's capital plan that had previously been submitted to FSGBank's primary regulator, the Office of the Comptroller of the Currency (the "OCC"). As of June 3, 2013, the Federal Reserve nor the OCC accepted the initially submitted capital plan. Strategic and capital plans covering five years are currently being revised to reflect the actual terms and timing of the Recapitalization.

The Company is currently deemed not in compliance with certain provisions of the Agreement. Any material noncompliance may result in further enforcement actions by the Federal Reserve. Management believes the successful execution of the strategic initiatives discussed in its latest Form 10-Q will ultimately result in full compliance with the Agreement and position the Company for long-term growth and a return to profitability.

On April 11-12, 2013, the Company completed the issuance of 60,735,000 shares of common stock in a private placement. After accounting for the $91.1 million of gross proceeds from the private placement, the

Company's pro forma regulatory capital ratios as of March 31, 2013 are as follows: Tier 1 leverage ratio was 9.0% and total risk-based capital was 17.5%.

The Written Agreement is Exhibit 10.20 to the registration statement of which this prospectus is a part and incorporated by reference herein. The foregoing summary is not complete and is qualified in all respects by reference to the actual language of the Agreement.

FSGBank. On April 28, 2010, pursuant to a Stipulation and Consent to the Issuance of a Consent Order, FSGBank consented and agreed to the issuance of a Consent ORder by the OCC (the "Order"). FSGBank and the OCC agreed to the areas of FSGBank's operations that warrant improvement and on a plan for making those improvements. The Order required FSGBank to develop and submit written strategic and capital plans covering at least a three year period. The Board of Directors is required to ensure that competent management is in place in all executive officer positions to manage the FSGBank in a safe and sound manner. FSGBank is also required to review and revise various policies and procedures, including those associated with credit concentration management, the allowance for loan and lease losses, liquidity management, criticized assets, loan review and credit. FSGBank is continuing to work with the OCC to ensure the policies and procedures are both appropriate and fully implemented.

Within 120 days of the effective date of the Order, FSGBank was required to achieve and thereafter maintain total capital at least equal to 13.0% of risk-weighted assets and Tier 1 capital at least equal to 9.0% of adjusted total assets. As of March 31, 2013, the eleventh financial reporting period subsequent to the 120 day requirement, FSGBank's total capital to risk-weighted assets was 4.7% and the Tier 1 capital to adjusted total assets was 1.9%. FSGBank has notified the OCC of its non-compliance with the requirements of the Order.

During the third quarter of 2010, the OCC requested additional information and clarifications to FSGBank's submitted strategic and capital plans as well as the management assessments. Subsequent to the resignation of its chief executive officer in April 2011, FSGBank requested an extension on the submission date for the strategic and capital plans until a new chief executive officer was appointed and had sufficient time to modify the strategic plan. Strategic and capital plans covering five-years are currently being revised to reflect the actual terms and timing of the Recapitalization.

Effective with the Order, FSGBank has been restricted from paying interest on deposits that is more than 0.75% above the rate applicable to the applicable market of FSGBank as determined by the Federal Deposit Insurance Corporation (the "FDIC"). Additionally, FSGBank may not accept, renew or roll over brokered deposits without prior approval of the FDIC.

FSGBank is currently deemed not in compliance with some provisions of the Order, including the capital requirements. Management believes that the completed Recapitalization will provide compliance with most, if not all, requirements of the Order.

The Order is Exhibit 10.18 to the registration statement of which this prospectus is a part and incorporated by reference herein. The foregoing summary is not complete and is qualified in all respects by reference to the actual language of the Order.

As of September 30, 2012, FSGbank's Tier 1 leverage ratio fell below the minimum level for an "adequately capitalized" bank of 4.0%. As described below, there are three classification for banks that are below "adequately capitalized," as follows: "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." As of December 31, 2012, FSGBank was reclassed from "undercapitalized" to "significantly undercapitalized" upon the filing of the call report on January 30, 2013. As of March 31, 2013, FSGBank was reclassified to "critically undercapitalized" upon the filing of the Call Report on April 30, 2013. On April 23, 2013, FSGBank filed a cash contribution to capital notice with the OCC certifying a $65.0 million capital contribution by the Company into FSGBank. With that capital contribution, FSGbank's pro forma regulatory capital ratios increased as follows: Tier 1 leverage ratio from less than 2.0% to 8.1%, Tier 1 risk-based capital from 3.4% to 14.4% and total risk-based capital from 4.7% to 15.8%. All pro forma regulatory capital measures exceed the percentages of a well capitalized institution as defined under applicable regulatory guidelines. FSGBank will continue to be classified as adequately capitalized due to the capital requirement in the Order.

Corporate Information

Our common stock is traded on the NASDAQ Capital Market under the symbol “FSGI.” We were incorporated in the state of Tennessee on February 1, 1999. Our principal executive offices are located at 531 Broad Street, Chattanooga, Tennessee 37402, and our telephone number is (423) 266-2000. Our internet address is www.fsgbank.com. The information contained on our website is not part of this prospectus.

The Offering

The following summary contains basic information about the shares of common stock and is not intended to be complete and does not contain all the information that is important to you. For a more complete understanding of the shares, you should read the section of this prospectus entitled “Description of our Capital Stock – Common Stock.”

Issuer	First Security Group, Inc.

Maximum number of shares of common stock offered by Selling Shareholders	60,735,000 shares of common stock, as described in “Summary of the Recapitalization.”

Shares Outstanding as of May 15, 2013	62,423,367* shares of common stock.

Use of Proceeds	All of the shares of common stock sold pursuant to this prospectus will be sold by the Selling Stockholders. We will not receive any of the proceeds from such sales.

Risk Factors
An investment in our shares of common stock is subject to risks. Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our shares.

NASDAQ Capital Market Symbol	FSGI
___________________

*	The number of shares of common stock outstanding immediately after this offering is based on the number of shares outstanding as of May 15, 2013 and does not include:

•	132,196 shares of common stock issuable upon the exercise of stock options outstanding as of such date at a weighted average exercise price of $24.26 per share; and

•	149,000 shares of common stock as of such date that we may issue pursuant to future grants under our stock option plans.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you purchase any of the Shares, you should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and any risks described in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision to invest in the Shares. The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock and the values of any of our other securities could decline, and you may lose all or part of your investment.

Risks Relating to our Common Stock

Our common stock trades less frequently than the securities of many other financial services companies, which may make the value of your investment subject to fluctuation.

Although our common stock is listed for trading on The NASDAQ Capital Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors discussed in this section, including, among other things:

•	Actual or anticipated variations in quarterly results of operations;

•	Recommendations by securities analysts;

•	Operating and stock price performance of other companies that investors deem comparable to our Company;

•	News reports relating to trends, concerns and other issues in the financial services industry; and

•	Perceptions in the marketplace regarding our Company and/or its competitors and the industry in which we operate.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent you from selling your common stock at or above the public offering price. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

Shares of our common stock are not insured deposits.

Shares of our common stock are not bank deposits and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this section and elsewhere in this prospectus and is subject to the same market forces that affect the price of securities in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

Tennessee law and our charter limit the ability of others to acquire us.

Various anti-takeover protections for Tennessee corporations are set forth in the Tennessee Business Corporation Act, the Business Combination Act, the Control Share Acquisition Act, the Greenmail Act and the Investor Protection Act. Because our common stock is registered with the SEC under the Securities Exchange Act of 1934, the Business Combination Act automatically applies to us unless our shareholders adopt a charter or bylaw amendment which expressly excludes us from the anti-takeover provisions of the Business Combination Act two years prior to a proposed takeover. Our Board of Directors has no present intention of recommending such charter or bylaw amendment.

These statutes have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Such provisions could be beneficial to current management in an unfriendly takeover attempt but could have an adverse effect on shareholders who might wish to participate in such a transaction.

We may raise additional capital, which could adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, or from issuing additional shares of preferred stock. We frequently evaluate opportunities to access the capital markets, taking into account our regulatory capital ratios, financial condition and other relevant considerations. Subject to market conditions, we may take further actions to raise additional capital. Such actions could include, among other things, the issuance of additional shares of common stock or preferred stock in public or private transactions in order to further increase our capital levels above the requirements for a well-capitalized institution established by the federal bank regulatory agencies as well as other regulatory targets. These issuances would dilute ownership interests of the investors in the offering and could dilute the per share book value of our common stock. New investors may also have rights, preferences and privileges senior to our common stock shareholders, which may adversely impact our current shareholders.
We are a holding company and depend on FSGBank for dividends, distributions and other payments.

Substantially all of our activities are conducted through FSGBank, and, consequently, as the parent company of FSGBank, we receive substantially all of our revenue as dividends from FSGBank. The Bank is currently prohibited from paying dividends to the Company without prior approval from the OCC. In addition, the Company is currently prohibited from paying any dividends, common or preferred, without the prior approval of the Federal Reserve Bank of Atlanta. There can be no assurances such approvals would be granted or with regard to how long these restrictions will remain in place. In the future, any declaration and payment of cash dividends will be subject to the Board’s evaluation of the Company’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by the Company in the future will also be subject to certain other legal and regulatory limitations (including the requirement that the Company’s capital be maintained at certain minimum levels) and ongoing review by the Company’s banking regulators.

SUMMARY OF THE RECAPITALIZATION
The Company entered into a number of agreements in connection with a $91.1 million recapitalization. Those agreements required the Company to issue and sell in a private placement (the “Private Placement”), approximately 60,735,000 shares of common stock at a price per share of $1.50 (the “Purchase Price”). The closing of the Private Placement took place over two days, with the issuance of 9,941,908 shares of common stock to the United States Department of the Treasury (the “Treasury”) in exchange for 33,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”), a warrant to purchase 82,363 shares of common stock (the “TARP Warrant”) and all accrued but unpaid dividends on the TARP Preferred Stock, and the sale by Treasury of such shares of common stock to investors occurring on April 11, 2013 (the “TARP Closing Date”), and the sale of 50,793,092 shares of common stock directly to investors occurring on April 12, 2013 (the “Investor Closing Date”).
TARP Exchange
On February 25, 2013, the Company entered into an Exchange Agreement with Treasury, which held 33,000 shares of the TARP Preferred Stock and the TARP Warrant. The Exchange Agreement required Treasury to exchange the TARP Preferred Stock and the TARP Warrant for a number of shares of common stock (the “Converted Shares”) that, based on a price per share equal to the Purchase Price, represented a discount of 73.25% of the aggregate liquidation amount of the TARP Preferred Stock plus 100% of the accrued but unpaid dividends thereon through the TARP Closing Date (collectively, the “TARP Exchange”). Accordingly, on April 11, 2013, the Company issued 9,941,908 shares of common stock to the Treasury. Immediately following the issuance of the Converted Shares to Treasury, Treasury sold the Converted Shares to certain investors identified by the Company at the Purchase Price pursuant to TARP Securities Purchase Agreements (the “Securities Purchase Agreements”) between such investors, Treasury and the Company in private placement transactions exempt from registration under the Securities Act.
Stock Purchase Agreement
On February 25, 2013, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with certain institutional investors, including affiliates of EJF Capital LLC (“EJF”), GF Financial II, LLC (“GF Financial”), MFP Partners, L.P. (“MFP”) and Ulysses Partners, L.P. (“Ulysses”) (collectively, the “Investors”), whereby EJF, GF Financial, MFP and Ulysses each agreed to purchase approximately $9.0 million of common stock at the Purchase Price. In aggregate, Investors agreed to purchase approximately $91.1 million of common stock at $1.50 per share. The Stock Purchase Agreement provided that the Company could direct each Investor to purchase all or part of such Investor's committed investment from Treasury. Investors purchased shares remaining from their committed investment directly from the Company. Accordingly, on April 12, 2013, the Company sold 50,793,092 shares of common stock to the Investors.
Subscription Agreements
Other accredited investors (the “Local Investors”) executed subscription agreements (“Subscription Agreements”), pursuant to which they committed to purchase shares of common stock for the Purchase Price. The Subscription Agreements provided that the Company could direct each Local Investor to purchase all or a portion of such Local Investor's committed investment from Treasury.
Gross-Up Rights
The Stock Purchase Agreement provides that each Investor acquiring 5.0% or more of the Company's outstanding common stock will hold gross-up rights by which they may purchase sufficient securities as to maintain their ownership percentage of the Company. Any offering of securities by the Company that is not contemplated by the Stock Purchase Agreement will trigger these rights, and any purchase of securities by such Investors will be on the same or similar terms as those offered to other investors. The gross-up rights terminate with respect to each Investor once such Investor no longer owns 5.0% or more of the Company's outstanding common stock.
Changes to the Board of Directors
The Stock Purchase Agreement provides that, prior to closing, MFP and Ulysses would each designate an individual to serve as a director of the Company, each subject to regulatory non-objection. As a result, the Board of

Directors will be increase in size by two directors. The Company has agreed to nominate the designated directors so long as the respective institutions retain ownership of at least 50% of their acquired shares.
The Stock Purchase Agreement also provides that each Investor that beneficially owns at least 5.0% of the Company's outstanding common stock may designate an individual to attend meetings of the Board of Directors as a non-voting observer (the “Observer”). The right of each Investor to appoint an Observer terminates once such Investor no longer owns 5.0% or more of the Company's outstanding common stock.
The foregoing summary of the documents relating to the Recapitalization are not complete and are qualified in their entirely by reference to the full text of such documents, copies of which are included as exhibits to the Company’s Current Report on Form 8-K filed on February 26, 2013 and incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS
All shares of common stock sold pursuant to this prospectus will be offered and sold by the Selling Shareholders. We will not receive any of the proceeds from such sales.

PRICE RANGE OF OUR COMMON STOCK
From August 10, 2005 to March 26, 2013, our common stock traded on the NASDAQ Global Select Market under the symbol FSGI. As previously disclosed, we were not in compliance with the continued listing requirements of the NASDAQ Global Select Market and were subject to delisting after March 25, 2013. As a result, we applied to transfer our listing to the NASDAQ Capital Market. Our application was granted effective March 26, 2013, subject to certain conditions described in the Current Report on Form 8-K filed March 22, 2013, which is incorporated herein by reference. On April 15, 2013, there were 686 registered holders of our common stock. The high and low prices per share were as follows:

Quarter	High	Low
2013
2nd Quarter (through June 3)	$7.45	$2.31
1st Quarter	3.44	1.60
2012
4th Quarter	3.04	1.30
3rd Quarter	3.30	2.15
2nd Quarter	3.35	1.98
1st Quarter	3.68	2.35
2011
4th Quarter	3.34	1.13
3rd Quarter	5.70	1.81
2nd Quarter	9.10	4.61
1st Quarter	13.00	8.10

The closing sale price of our common stock as reported on the NASDAQ Capital Market on June 3, 2013 was $4.20 per share.
On July 23, 2008, our Board of Directors approved a loan, which was subsequently amended on January 28, 2009, in the amount of $12.7 million from First Security Group, Inc. to First Security Group, Inc. 401(k) and Employee Stock Ownership Plan (the “401(k) and ESOP Plan”). The purpose of the loan is to purchase shares of our common stock in open market transactions. The shares will be used for future Company matching contributions within the 401(k) and ESOP Plan. The purchase program concluded on December 31, 2009. As of December 31, 2012, there were no unallocated shares.

DIVIDEND POLICY
It is the policy of the Board of Governors of the Federal Reserve System that bank holding companies should pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. For a foreseeable period of time, our principal source of cash will be dividends and management fees paid by FSGBank to us. There are certain restrictions on these payments imposed by federal banking laws, regulations and authorities.
The declaration and payment of dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock and other factors deemed relevant by our Board of Directors. On January 27, 2010, our Board of Directors elected to suspend the dividend on our common stock and elected to defer the dividend payment on our TARP Preferred Stock for the first quarter of 2010. Over the balance of 2010, 2011 and 2012, the Board of Directors elected on a quarterly basis to continue to defer the dividend payments for the TARP Preferred Stock. In light of this action, we make no assurance that we will pay any dividends in the future. The TARP Preferred Stock was exchanged for common stock in the Recapitalization. See "Summary of the Recapitalization."

DESCRIPTION OF OUR CAPITAL STOCK

The following description of the terms and conditions of our capital stock is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, or Tennessee or federal law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, which are filed as exhibits to the Form S-1 Registration Statement of which this prospectus is a part.
The authorized capital stock of First Security presently consists of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of May 15, 2013, 62,423,367 shares of our common stock were issued and outstanding, 132,196 shares of common stock were issuable upon exercise of outstanding stock options and approximately 149,000 shares of common stock were reserved for future issuance under our stock option plans, and no shares of preferred stock were issued and outstanding. The description of our capital stock set forth below is only a summary. The full terms of our capital stock are set forth in Exhibits 3.1, 3.2, 4.1 and 4.2 to the registration statement of which this prospectus is a part and incorporated by reference herein.
The 10,000,000 authorized but unissued shares of preferred stock are typically referred to as “blank check” preferred stock. This term refers to preferred stock for which the rights and restrictions are determined by the board of directors of a corporation. Under our Articles of Incorporation, as amended, our Board of Directors has the authority, without any further shareholder vote or action, to issue the remaining preferred stock in one or more series and to fix, determine or amend the relative rights and preferences of any series so established, within the limitations set forth by the Tennessee Business Corporation Act, relating to the powers, designations, rights, preferences, and restrictions thereof, including but not limited to:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•
the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•
the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•
the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The existence of blank-check preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Within the limits described above, the Board may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that has the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board were to issue additional common stock for such purposes.
Description of Common Stock
The following section describes the material features and rights of our common stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Articles of Incorporation, as amended, and our Bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, and to applicable Tennessee law.
General. The holders of our common stock have one vote per share on all matters submitted to a vote of our shareholders. There are no cumulative voting rights for the election of directors. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds, subject to preferences that may be applicable to any outstanding series of preferred stock. In the event of a liquidation, dissolution or winding up of First Security, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of shares of our common stock have no preemptive, subscription, redemption, sinking fund or conversion rights.
Dividends. The holders of our common stock are entitled to receive dividends declared by our Board of Directors out of funds legally available therefor. Our ability to pay dividends depends on the amount of dividends paid to us by our subsidiaries. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on our subsidiaries by statute or regulation effectively may limit the amount of dividends we can pay.
Transfer Agent. The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Description of Preferred Stock
We are authorized to issue 10,000,000 shares of preferred stock, no par value per share. We do not have any preferred stock outstanding, however under our Amended and Restated Articles of Incorporation, our Board of Directors has the authority, without any further shareholder vote or action, to issue the remaining preferred stock in one or more series and to fix, determine or amend the relative rights and preferences of any series so established, within the limitations set forth by the Tennessee Business Corporation Act, relating to the powers, designations, rights, preferences, and restrictions thereof, including but not limited to:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•
the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•
the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•
the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The existence of blank-check preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Within the limits described above, the Board may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that has the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board were to issue additional common stock for such purposes. One series of preferred stock has been designated for possible issuance in the future. See “Anti-takeover Effects of Certain Provisions in Our Articles, Bylaws and Tennessee Law -- Tax Benefits Preservation Plan and Designation of Series B Participating Preferred Stock.”
Anti-takeover Effects of Certain Provisions of Our Articles, Bylaws and Tennessee Law
Consideration of Factors Other than Price. A Tennessee corporation’s charter may specifically authorize the members of its board of directors, in the exercise of their judgment, to give due consideration to factors other than price and to consider whether a merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which the corporation operates, or any other relevant factor in the exercise of their fiduciary duty to the shareholders. The Company’s Amended and

Restated Articles of Incorporation authorize our Board of Directors to take into consideration, in addition to price, the following factors in connection with a merger, tender offer, or other proposed business combination:

•	the business, financial condition, and earnings prospects of the acquiring person;

•	the competence, experience, and integrity of the acquiring person;

•	the prospects for a successful conclusion of the business combination;

•	our prospects as an independent entity; and

•	the social and economic impact of the proposed transaction on us and our employees, depositors, loan and other customers, creditors, and the communities in which we operate.
The provisions of the Company’s Amended and Restated Articles of Incorporation may have the effect of protecting us from unwanted takeover bids because the Board of Directors is permitted to take into account in good faith all relevant factors in performing its duly authorized duties.
Blank-Check Preferred Stock. As noted above, our Board of Directors, without shareholder approval, has the authority under our Articles of Incorporation, as amended, to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could make it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. The Board may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that has the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board were to issue additional common stock for such purposes.
Tax Benefits Preservation Plan and Designation of Series B Participating Preferred Stock. On October 24, 2012, the Board of Directors of the Company authorized the adoption by the Company of a Tax Benefits Preservation Plan (the “Plan”) and declared a dividend of one preferred stock purchase right (each a “Right” and collectively, the “Rights”) for each outstanding share of the common stock, payable to holders of record as of the close of business on November 12, 2012 (the “Record Date”). The Company adopted the Plan on October 30, 2012. Each Right entitles the registered holder to purchase from the Company one one-thousandth of one share of Series B Participating Preferred Stock, no par value, of the Company (the “Series B Preferred Stock”), at a purchase price equal to $20.00 per one one-thousandth of a share, subject to adjustment (the “Purchase Price”). The description and terms of the Rights are set forth in the Plan, dated October 30, 2012, as the same may be amended from time to time, between the Company and Registrar and Transfer Company, as Rights Agent. The full terms of the Plan are set forth in Exhibit 4.2 to the registration statement of which this prospectus is a part and incorporated by reference herein.
Purpose of the Plan
The Company has previously experienced substantial net operating losses, which it may “carry forward” in certain circumstances to offset current and future taxable income and thus reduce its federal income tax liability, subject to certain requirements and restrictions. The purpose of the Plan is to help preserve the value of the Company's deferred tax assets, such as its net operating losses (“Tax Benefits”), for U.S. federal income tax purposes.
These Tax Benefits can be valuable to the Company. However, if the Company experiences an “ownership change,” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, its ability to use the Tax Benefits could be substantially limited and/or delayed, which would significantly impair the value of the Tax Benefits. Generally, the Company would experience an “ownership change” under Section 382 if one or more “5 percent shareholders” increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders over the preceding three-year period. As a result, the Company has utilized a 5% “trigger” threshold in the Plan that is intended to act as a deterrent to any person or entity seeking to acquire 5% or more of the outstanding common stock without the prior approval of the Board.

Exercise
Prior to a Distribution Date (as defined below), the Rights are not exercisable. After a Distribution Date, each Right is exercisable to purchase, for the Purchase Price, one one-thousandth of a share of Preferred Stock.
Distribution Date means the earlier of:

•	the 10th business day after public announcement that any person or group has become an Acquiring Person (as defined below); and

•
the 10th business day after the date of the commencement of a tender or exchange offer by any person which would or could, if consummated, result in such person becoming an Acquiring Person, subject to extension by the Board.

Flip-In
If any person or group becomes a “5-percent shareholder” (an “Acquiring Person”) (subject to certain exceptions described in the Plan), then on a Distribution Date, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the Company equal to the quotient of (x) two times the Purchase Price divided by (y) the then current market price of the Company's common stock; provided that (i) none of the Company and certain affiliates of the Company shall be an Acquiring Person, (ii) none of certain existing “5-percent shareholders” (including certain persons who are “5-percent shareholders” following specified exchange offers with the Company) shall be an Acquiring Person unless and until any such “5-percent shareholder” increases its percentage stock ownership in the Company by more than one-tenth of one percentage point, (iii) none of certain other “grandfathered persons” (as described in the Plan) shall be an Acquiring Person so long as any such “grandfathered person” satisfies the applicable requirements set forth in the Plan, (iv) no person or group who or which the Board determines, in its sole discretion, has inadvertently become a “5-percent shareholder” (or inadvertently failed to continue to qualify as a “grandfathered person”) shall be an Acquiring Person so long as such Person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient securities of the Company so that such person's (or such group's) percentage stock ownership in the Company is less than 5 percent (or, in the case of any person or group that has inadvertently failed to qualify as a “grandfathered person,” the securities of the Company that caused such person or group to fail to qualify as a “grandfathered person”) , (v) no person or group that has become a “5-percent shareholder” shall be an Acquiring Person if the Board in good faith determines that such person's or group's attainment of “5-percent shareholder” status has not jeopardized or endangered the Company's utilization of the Tax Benefits or is otherwise in the best interests of the Company; provided that such a person or group shall be an “Acquiring Person” if the Board makes a contrary determination in good faith, and (vi) an acquisition by a person or group of at least a majority of the Company's common stock made by that person or group as part of a “qualified offer” (as defined in the Plan) shall not result in any person or group becoming an Acquiring Person.
Exchange
At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the Company's common stock), the Board may elect to exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for one share of common stock (or, at the option of the Board, fractional shares of Preferred Stock with an aggregate current market price that equals the current market price of one share of common stock) per Right, subject to adjustment.
Redemption
The Board may, at its option, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $0.00001 per Right at any time prior to a Distribution Date.

Expiration
The Rights will expire on the earliest of (i) October 30, 2022, (ii) the time at which all Rights are redeemed or exchanged, (iii) the first day of a taxable year of the Company as to which the Board determines that no Tax Benefits may be carried forward, (iv) a date on which the Board determines that a limitation on the use of the Tax Benefits under Section 382 would no longer be material to the Company, provided that such date is prior to public disclosure that a person became an Acquiring Person, (v) the repeal or amendment of Section 382 or any successor statute, if the Board determines that the Plan is no longer necessary for the preservation of Tax Benefits, (vi) the final adjournment of the Company's 2013 annual meeting of stockholders if the approval of the Plan by a majority of the stockholders voting at such meeting has not been received before such time, and (vii) the close of business on the date that is the final adjournment of the third annual meeting of stockholders following the last annual meeting of stockholders at which the Plan was most recently approved by a majority of stockholders voting at such meeting, unless the Plan is re-approved by a majority of the stockholders at such third annual meeting of stockholders.
Amendments
At any time on or prior to a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Plan without the approval of any holders of Rights.
After a Distribution Date, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend the Plan without the approval of any holders of Rights; provided, however, that no such supplement or amendment may (a) adversely affect the interests of the holders of Rights as such (other than an Acquiring Person), (b) cause the Plan again to become amendable other than in accordance with this sentence or (c) cause the Rights again to become redeemable.
Shareholder Rights
Rights holders, in their capacity as such, have no rights as a shareholder of the Company, including the right to vote and to receive dividends.
Anti-dilution Provisions
The Plan includes anti-dilution provisions designed to prevent efforts to diminish the efficacy of the Rights.
Business Combination Act. Because the Company’s common stock is registered with the SEC under the Securities Exchange Act of 1934, the Business Combination Act automatically applies to the Company unless the shareholders adopt a charter or bylaw amendment that expressly excludes the Company from the anti-takeover provisions of the Business Combination Act two years prior to a proposed takeover. The Board of Directors has no present intention of recommending such charter or bylaw amendment.
The Business Combination Act imposes a five-year standstill on transactions such as mergers, share exchanges, sales of significant assets, liquidations, and other interested party transactions between Tennessee corporations and “interested shareholders” and their associates or affiliates, unless the business combination is approved by the Board of Directors before the interested shareholder acquires 10% or more of the beneficial ownership of any class of the corporation’s voting securities. Thereafter, the transaction either requires a two-thirds vote of the shareholders other than the interested shareholder or must satisfy certain fair price standards.
The Business Combination Act also provides exculpatory protection for the Board of Directors in refusing to waive the protections afforded under the Business Combination Act and/or Control Share Acquisition Act, or for resisting mergers, exchanges, tender offers, and similar transactions based on criteria other than price
Control Share Acquisition Act. The Control Share Acquisition Act limits the voting rights of shares owned by a person above certain percentage thresholds (generally 20%) unless the non-interested shareholders of the corporation approve the acquisition of additional shares by the interested shareholder above the designated threshold. However, the Control Share Acquisition Act applies only to corporations whose articles of incorporation or bylaws contain an express declaration that control share acquisitions are to be governed by the Control Share

Acquisition Act. In addition, the articles of incorporation or bylaws may specifically provide for the redemption of the control shares (shares in excess of the designated threshold) or appraisal rights for dissenting shareholders in a control share transaction. Neither the Company’s Articles of Incorporation, as amended, nor its Bylaws currently contain a provision that subjects the Company to the provisions of the Control Share Acquisition Act, and the Board of Directors has no present intention of adopting any such bylaw amendment. However, the Board of Directors could adopt such a bylaw amendment at any future time by majority vote based on facts and circumstances then present.
Greenmail Act. The Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Greenmail Act, the Company may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3.0% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the Company or the Company makes an offer, of at least equal value per share, to all shareholders of such class.
Investor Protection Act. The Investor Protection Act generally requires the registration, or an exemption from registration, before a person can make a tender offer for shares of a Tennessee corporation which, if successful, would result in the person beneficially owning more than 10% of any class. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the target company, and the public disclosure of the material terms of the proposed offer. The Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers, and provides remedies for violations.
The Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the target company, pursuant to its articles of incorporation, on a merger, consolidation, or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excluded from the Investor Protection Act are tender offers that are open on substantially equal terms to all shareholders, are recommended by the board of directors of the target company, and include full disclosure of all terms.
General Effects. The provisions described above, to the extent applicable, will have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such provisions would be beneficial to current management in an unfriendly takeover attempt but could have an adverse effect on shareholders who might wish to participate in such a transaction. However, the Company believes that such provisions are advantageous to the shareholders in that these provisions will permit management and the shareholders to carefully consider and understand a proposed acquisition, lead to higher offering prices, and require a higher level of shareholder participation in the decision if the transaction is not approved by our Board of Directors.

SELLING SHAREHOLDERS

The information provided below sets forth the Selling Shareholders’ ownership of the Shares to be offered pursuant to this prospectus. For purposes of the following information, we have assumed that the Selling Shareholders would sell all of the Shares held by each of them that were acquired in the Recapitalization and, except as indicated, would therefore hold no shares following the offering and hold zero percentage of the shares following the offering.

Name of Selling Shareholder	Number of Shares Owned Prior to the Offering (1)	Number of Shares to be Sold in the Offering	Percentage of Outstanding Common Stock owned After the Offering (2)

Affiliates of EJF Capital LLC: (3)
8267561 Canada, Inc.	118,574	118,574	---
HHMI VII, LLC	282,827	282,827	---
EJF Financial Opportunities Master Fund, LP	157,938	157,938	---
EJF Debt Opportunities Master Fund II, LP	2,006,896	2,006,896	---
EJF Debt Opportunities Master Fund, LP	2,588,145	2,588,145	---
EJF Financial Services Fund, LP	925,620	925,620	---
Subtotal	6,080,000	6,080,000

MFP: (4)
MFP Partners, LP	6,080,000	6,080,000	---

GF Financial: (5)
GF Financial II, LLC	6,080,000	6,080,000	---

Affiliates of Ulysses: (6)
Ulysses Partners, LP	5,130,000	5,130,000	---
Ulysses Offshore Fund, Ltd	870,000	870,000	---
Subtotal	6,000,000	6,000,000

Other Selling Shareholders:
Basswood Opportunity Partners, LP	1,764,300	1,764,300	---
Basswood Opportunity Fund, Inc.	931,800	931,800	---
Basswood Financial Fund, LP	273,975	273,975	---
Basswood Financial Enhanced Fund, LP	9,925	9,925	---
Banc Fund VII L.P.	894,000	894,000	---
Banc Fund VIII L.P.	2,086,000	2,086,000	---
TFO Financial Institutions Restructuring Fund, LLC	2,960,000	2,960,000	---
Stieven Financial Offshore Investors, LTD	551,350	551,350	---
Stieven Financial Investors, LP	2,408,650	2,408,650	---
Second Curve Vision Fund International, LTD	214,949	214,949	---
Second Curve Vision Fund, LP	197,304	197,304	---
Second Curve Opportunity Fund International, LTD	102,436	102,436	---
Second Curve Opportunity Fund, LP	535,543	535,543	---
Second Curve Partners International, LTD	525,388	525,388	---
Second Curve Partners II, LP	158,332	158,332	---
Second Curve Partners, LP	1,246,048	1,246,048	---
John Hancock Regional Bank Fund	1,767,811	1,767,811	---
John Hancock Financial Opportunities Fund	1,192,189	1,192,189	---
M3 Partners, LP	2,960,000	2,960,000	---
Parkin Oak, LLC	986,667	986,667	---

Name of Selling Shareholder	Number of Shares Owned Prior to the Offering (1)	Number of Shares to be Sold in the Offering	Percentage of Outstanding Common Stock owned After the Offering (2)
Forest Hill Select Fund, LP	1,973,333	1,973,333	---
Ell & Co.	2,960,000	2,960,000	---
BP Master Fund, LP	2,000,000	2,000,000	---
Five Corners Partners, LP	2,000,000	2,000,000	---
Hutchin Hill Capital Primary Fund, LTD	1,300,000	1,300,000	---
Joel S. Lawson, IV	1,200,000	1,200,000	---
Lawrence Callahan	400,000	400,000	---
Deerhill Pond Investment Partners, LP	600,000	600,000	---
Prospector Turtle Fund, LP	281,000	281,000	---
Prospector Partners Small Cap Fund, LP	319,000	319,000	---
Cougar Capital LLC	600,000	600,000	---
Mac & Co.	160,000	160,000	---
Fortress Partners Banc Ventures I, LP	80,000	80,000	---
Tiburon Opportunity Fund, LP	200,000	200,000	---
Geight, LLC	60,000	60,000	---

Directors and Executive Officers:
William F. Grant, III (7) Director	42,659	33,334	*
William C. Hall (8) Director	15,318	15,000	*
Carol H. Jackson (9) Director	61,966	50,000	*
Robert P. Keller (10) Director	77,763	50,000	*
Kelly P. Kirkland (11) Director	16,666	16,666	*
D. Michael Kramer (12) President, CEO and Director	111,586	100,000	*
Robert R. Lane (13) Director	20,300	20,000	*
Larry D. Mauldin (14) Director	169,000	150,000	*
Denise M. Cobb (15) Executive Vice President and Chief Administrative Officer	24,206	20,000	*
John R. Haddock (16) Executive Vice President, Chief Financial Officer and Secretary	75,421	70,000	*
Christopher G. Tietz (17) Executive Vice President and Chief Credit Officer	90,053	70,000	*
All directors and officers as a group (18)	704,969	595,000	*

*	Less than one percent of outstanding shares.
(1)	Some or all of the shares may be subject to margin accounts.
(2)
The percentage of our common stock beneficially owned was calculated based on 62,420,992 shares of common stock issued and outstanding as of April 15, 2013. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days of April 15, 2013.

(3)
Each of EJF Debt Opportunities Master Fund, L.P., EJF Debt Opportunities Master Fund II, LP, EJF Financial Services Fund, LP and EJF Financial Opportunities Master Fund, LP is the record owner of the shares indicated. EJF Debt Opportunities GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Debt Opportunities Master Fund, L.P. is the record owner. EJF Debt Opportunities II GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund II, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Debt Opportunities Master Fund II, LP is the record owner. EJF Financial Services GP, LLC serves as the general partner and investment manager of EJF Financial Services Fund, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Services Fund, LP is the record owner. EJF Financial Opportunities GP, LLC serves as the general partner of EJF Financial Opportunities Master Fund, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Opportunities Master Fund, LP is the record owner. EJF Capital LLC is the sole member and manager of each of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC, EJF Financial Services GP, LLC and EJF Financial Opportunities GP, LLC, and may be deemed to share beneficial ownership of the shares of common stock of which such entities may share beneficial ownership. EJF Capital LLC also serves as the investment manager of EJF Financial Opportunities Master Fund, LP and certain managed accounts and consequently may be deemed to share beneficial ownership of the shares held of record by EJF Financial Opportunities Master Fund, LP , 8267561 Canada, Inc. and HHMI VII, LLC. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of common stock over which EJF Capital LLC may share beneficial ownership. The address of each EJF affiliate is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201.

(4)
MFP Partners, LP, a Delaware limited partnership (“MFP”), is the record holder of the shares indicated. MFP Investors LLC, a Delaware limited liability company, is the general partner of MFP (“MFP Investors”), and Michael F. Price is the managing partner of MFP and the managing member and controlling person of MFP Investors (the “MFP Reporting Persons”). Due to their respective relationships with MFP and each other, each of the MFP Reporting Persons may be deemed to share voting and dispositive power with respect to the shares presented. The address of the MFP Reporting Persons is 667 Madison Avenue, 25th Floor, New York, New York 10065.

(5)
GF Financial II, LLC a Delaware limited liability company (“GFF II”), is the record holder of the shares indicated. Diaco Investments, L.P., is a Delaware limited partnership and 100% owner of GFF II (“Diaco”), Siget, LLC, is a Delaware limited liability company and general partner of Diaco (“Siget”), Simon Glick is a managing member of Siget and Seymour Pluchenik is a managing member of Siget. Each of the foregoing may be deemed to share voting and dispositive power with respect to the shares held by GFF II. The address of each GFF II affiliate is 810 Seventh Avenue, 28th Floor, New York, New York 10019.

(6)
Ulysses Management LLC is a Delaware limited liability company (“Ulysses Management”), Ulysses Partners, L.P., is a Delaware limited partnership (“Ulysses Partners”), Ulysses Offshore Fund, Ltd, is an exempted company incorporated and existing under the laws of the Cayman Islands (“Ulysses Offshore”), Joshua Nash LLC, is a Delaware limited liability company (“Nash LLC”), and Joshua Nash is a United States citizen. Ulysses Management, in its capacity as investment manager, may be deemed to share voting and investment power over the 5,130,000 shares beneficially owned by Ulysses Partners and the 870,000 shares beneficially owned by Ulysses Offshore, Nash LLC, as the managing general partner of Ulysses Partners, may be deemed to share voting and investment power over the 5,130,000 shares beneficially owned by Ulysses Partners, and Mr. Nash, as an executive of Ulysses Management, the sole member of Nash LLC and the President of Ulysses Offshore, may be deemed to share voting and investment power over the 6,000,000 shares beneficially owned by Ulysses Management and the 5,130,000 shares beneficially owned by Ulysses Partners and Ulysses Offshore. The address of each Ulysses Management affiliate is c/o Ulysses Management LLC, One Rockefeller Plaza, New York, New York 10020.

(7)	All shares directly owned by Mr. Grant.
(8)
Includes 120 shares subject to restricted stock awards and 198 shares that Mr. Hall has the right to acquire by exercising options that are exercisable within 60 days after April 15, 2013. All other shares directly owned.

(9)
Includes 666 shares owned by Ms. Jackson's spouse and 509 shares owned by an IRA for the benefit of Ms. Jackson; also includes 3,550 shares that Ms. Jackson has the right to acquire by exercising options that are exercisable with 60 days after April 15, 2013. All other shares directly owned.

(10)
Includes 226 shares owned by Triumph Investment Partners, LLC, 12,000 shares held by Triumph Investment Fund, LP, and 15,506 shares held by Triumph Investment Fund II, LP. All other shares directly owned.

(11)	All shares directly owned by Ms. Kirkland.
(12)	Includes 35,000 shares subject to restricted stock awards and all other shares directly owned.
(13)	All shares directly owned by Mr. Lane.
(14)	All shares directly owned by Mr. Mauldin.
(15)
Includes 1,706 shares held in First Security's 401(k) plan and also includes 10,000 shares subject to restricted stock awards. Additionally, Ms. Cobb has the right to acquire 550 shares by exercising options that are exercisable within 60 days after April 15, 2013. All other shares directly owned.

(16)
Includes 1,716 shares held in First Security's 401(k) plan and also includes 10,000 shares subject to restricted stock awards. Additionally, Mr. Haddock has the right to acquire 805 shares by exercising options that are exercisable within 60 days after April 15, 2013. All other shares directly owned.

(17)	Includes 1,634 shares owned by a trust controlled by Mr. Tietz and also includes 30,000 shares subject to restricted stock awards. All other shares directly owned.
(18)	Includes 5,103 shares that the owner has the right to acquire by exercising options that are exercisable within 60 days after April 15, 2013.

We do not know when or in what amounts the Selling Shareholders may offer the Shares for sale. It is possible that the Selling Shareholders will not sell any or all of the Shares offered under this prospectus. Because the Selling Shareholders may offer all or some of the Shares pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such Shares, we cannot estimate the number of Shares that will be held by the Selling Shareholders after completion of the offering and have therefore assumed that all of the Shares will be sold.
The Selling Shareholders acquired the Shares covered by this prospectus pursuant to either the Securities Purchase Agreement or a Subscription Agreement. The Selling Shareholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the shares in any type of transaction as more fully described in “Plan of Distribution.”
Other than with respect to the acquisition of the shares from us and except as otherwise noted, the Selling Shareholders have not, or within the past three years have not, had any position, office, or other material relationship with us.
In offering the shares covered by this prospectus, the Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. The Selling Shareholders have requested that all of the Shares acquired by them pursuant to the Stock Purchase Agreement and the Securities Purchase Agreements be registered for resale in this offering.
The following four Selling Shareholders may be deemed to be affiliates of registered broker-dealers:
• John Hancock Regional Bank Fund and John Hancock Financial Opportunities may be deemed to be affiliates of John Hancock Fund, LLC and John Hancock Distributors, LLC, both of which are registered broker-dealers;
• Lawrence Callahan may be deemed to be an affiliate of Wheelhouse Securities Corporation, a registered broker-dealer; and
• Ell & Co. may be deemed to be an affiliate of M.D. Sass Securities, LLC, a registered broker-dealer.
Each of the Selling Shareholders named above who may be affiliates of registered broker-dealers purchased their respective Shares being registered for resale in the ordinary course of business and, at the time of the purchase, none of them had any agreements or understandings, directly or indirectly, with any person to distribute the securities.
The information set forth above is based in part on information provided by the Selling Shareholders. The ownership by the Selling Shareholders of the Shares as shown under “Selling Shareholders” above should not be construed as a recommendation by a Selling Shareholder of the merits of an investment in the common stock.

PLAN OF DISTRIBUTION
We are registering the Shares issued to the Selling Shareholders to permit the resale of these Shares by the holders of the Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.
The Selling Shareholders may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. In addition, the Company would file a post-effective amendment to its registration statement of which this prospectus is a part. The Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided, that they meet the criteria and conform to the requirements of those provisions.
Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440-1 and IM-2440-2.
In connection with sales of the Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Shares short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Shareholders may deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares, to the extent permitted by applicable law. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Shares made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The selling shareholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Bryan Cave, LLP, Atlanta, Georgia.
EXPERTS
Our consolidated financial statements as incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the years ending December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Our consolidated financial statements for the year ended December 31, 2010 have been incorporated by reference in this prospectus in reliance upon the report of Joseph Decosimo and Company, PLLC, an independent registered public accounting firm, incorporated by reference herein and therein, and upon the authority of said firm as experts in accounting and auditing.

60,735,000 Shares
Common Stock

PROSPECTUS

[_________________], 2013

PGDOCS\6276084.5

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Expenses of Issuance and Distribution.
The expenses relating to the registration of the securities will be borne by the registrant. Such expenses, other than the SEC registration fee, are estimated to be as follows:

SEC registration fee	$23,114
Legal fees and expenses	35,000
Accounting fees and expenses	5,000
Printing expenses and miscellaneous	1,000
Total	$64,114
Item 14.    Indemnification of Directors and Officers.
The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order than an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.
The Bylaws provide that no director shall be personally liable to First Security or its shareholders for monetary damages for breach of any fiduciary duty as a director except for liability for (i) any breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 48-18-304 of the Tennessee Business Corporation Act, which provides that directors who vote for unlawful distributions of corporate funds will be held personally liable to the corporation for the amount of any such distribution, or (iv) for any act or omission occurring before the effective date of the Articles of Incorporation.

Item 15.     Recent Sales of Unregistered Securities.
On February 25, 2013, the Company entered into an Exchange Agreement with Treasury, which held 33,000 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) and a warrant to purchase 82,363 shares of the Company's common stock (the “TARP Warrant”). The Exchange Agreement required Treasury to exchange the TARP Preferred Stock and the TARP Warrant for a number of shares of common stock (the “Converted Shares”) that, based on a price per share equal to the Purchase Price, represented a discount of 73.25% of the aggregate liquidation amount of the TARP Preferred Stock plus 100% of the accrued but unpaid dividends thereon through the TARP Closing Date (collectively, the “TARP Exchange”).
On February 25, 2013, the Company entered into Stock Purchase Agreements (the “Stock Purchase Agreements”) with certain institutional investors, including affiliates of EJF Capital LLC (“EJF”), GF Financial II, LLC (“GF Financial”), MFP Partners, L.P. (“MFP”) and Ulysses Partners, L.P. (“Ulysses”) (collectively, the “Investors”), whereby EJF, GF Financial, MFP and Ulysses each agreed to purchase approximately $9.0 million of common stock at the Purchase Price. The Stock Purchase Agreements provided that the Company could direct each Investor to purchase all or part of such Investor's committed investment from Treasury. Investors purchased shares remaining from their committed investment directly from the Company.
On April 12, 2013, certain accredited investors (the “Local Investors”) executed subscription agreements (“Subscription Agreements”), pursuant to which they committed to purchase shares of common stock for the Purchase Price. The Subscription Agreements provided that the Company could direct each Local Investor to purchase all or a portion of such Local Investor's committed investment from Treasury.
On April 11, 2013, the Company issued 9,941,908 shares of common stock to Treasury in the TARP Exchange. Immediately following the TARP Exchange, Treasury sold the Converted Shares to certain investors identified by the Company at the Purchase Price pursuant to TARP Securities Purchase Agreements between such investors, Treasury and the Company. On April 12, 2013, the Company sold the remaining 50,793,092 shares of common stock to the Investors pursuant to Stock Purchase Agreements and to the Local Investors pursuant to Subscription Agreements. In aggregate, the Recapitalization produced $91.1 million in gross proceeds from investors.

The issuance of securities pursuant to the transactions described above were private placements to “accredited investors” (as that term is defined under Rule 501 of Regulation D), and were therefore exempt from registration under the Securities Act, in reliance upon Section 4(a)(2) of the Securities Act and Regulation D Rule 506, as a transaction by an issuer not involving a public offering.

Item 16.    Exhibits
Exhibit

Number	Definition

3.1	Amended and Restated Articles of Incorporation. #

3.2	Amended and Restated Bylaws. #

4.1	Form of Common Stock Certificate. (1)

4.2	Tax Benefit Preservation Plan, dated October 30, 2012 (2)

5.1	Opinion of Bryan Cave, LLP.

10.1*	First Security’s Second Amended and Restated 1999 Long-Term Incentive Plan. (1)

10.2*	First Security’s Amended and Restated 2002 Long-Term Incentive Plan. (3)

10.3*	Form of Incentive Stock Option Award under the Second Amended and Restated 1999 Long-Term Incentive Plan. (4)

10.4*	Form of Incentive Stock Option Award under the 2002 Long-Term Incentive Plan. (4)

10.5*	Form of Non-qualified Stock Option Award under the 2002 Long-Term Incentive Plan. (4)

10.6*	Form of Restricted Stock Award under the 2002 Long-Term Incentive Plan. (4)

10.7*	Form of Restricted Stock Award under the 2002 Long-Term Incentive Plan with TARP restrictions. (5)

10.8*	Employment Agreement Dated as of May 16, 2003 by and between First Security and Rodger B. Holley. (6)

10.9*	Salary Continuation Agreement Dated as of December 21, 2005 by and between First Security, FSGBank and Rodger B. Holley. (7)

10.10*	Employment Agreement Dated as of September 20, 2010 and Executed November 24, 2010 by and between First Security and Ralph E. “Gene” Coffman, Jr. (8)

10.11*	Employment Agreement Dated as of May 16, 2003 by and between First Security and William L. Lusk, Jr. (6)

10.12*	Salary Continuation Agreement Dated as of December 21, 2005 by and between First Security, FSGBank and William L. Lusk, Jr. (7)

10.13*	First Security Group, Inc. Non-Employee Director Compensation Policy. (9)

10.14*	Form of First Amendment to Employment Agreements, Dated as of December 18, 2008 (executed by Messrs. Holley and Lusk). (9)

10.15*	Form of Senior Executive Officer Agreement, Dated as of January 9, 2009 (executed by Messrs. Holley and Lusk). (10)

10.16
Letter Agreement, Dated January 9, 2009, including Securities Purchase Agreement—Standard Terms, incorporated by reference therein, between the Company and the United States Department of the Treasury. (10)

10.17*	Form of TARP Restricted Employee Agreement, Dated as of December 10, 2009 (executed by Messrs. Holley and Lusk). (11)

10.18	Consent Order, Dated April 28, 2010, between FSGBank and the Office of the Comptroller of the Currency. (12)

10.19	Stipulation and Consent to the Issuance of a Consent Order, Dated April 28, 2010, between FSGBank and the Office of the Comptroller of the Currency. (12)

10.20	Written Agreement, Dated September 7, 2010, between First Security Group, Inc. and the Federal Reserve Bank of Atlanta. (13)

10.21	Resignation Letter of Rodger B. Holley, dated April 21, 2011. (14)

10.22	Severance Agreement by and between Rodger B. Holley, First Security Group, Inc. and FSGBank, N.A., dated April 21, 2011. (14)

10.23	Engagement Agreement with First Security Group, Inc., FSGBank, N.A. and Triumph Investment Management, LLC, dated April 28, 2011. (15)

10.24	Amendment to Engagement Agreement with First Security Group, Inc., FSGBank, N.A. and Triumph Investment Management, LLC, dated March 28, 2012. (16)

10.25	Employment Agreement by and between D. Michael Kramer, First Security Group, Inc. and FSGBank, N.A., dated December 28, 2011. (17)

10.26	Exchange Agreement by and between First Security Group, Inc. and The United States Department of The Treasury, dated February 25, 2013. (18)

10.27	Stock Purchase Agreement by and between First Security Group, Inc. and certain Named Investors, dated February 25, 2013. (18)

10.28	Form of Securities Purchase Agreement by and between The United States Department of The Treasury and First Security Group, Inc., dated February 25, 2013. (18)

10.29*	First Security Group, Inc., 2012 Long-Term Incentive Plan (19)

10.30*	Form of Incentive Stock Option Award under the 2012 Long-Term Incentive Plan. (20)

10.31*	Form of Non-qualified Stock Option Award under the 2012 Long-Term Incentive Plan. (20)

10.32*	Form of Restricted Stock Award for a Director under the 2012 Long-Term Incentive Plan with TARP restrictions. (20)

10.33*	Form of Restricted Stock Award for an Employee under the 2012 Long-Term Incentive Plan with TARP restrictions. (20)

21.1	Subsidiaries of the Registrant. #

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Joseph Decosimo and Company, PLLC.

24	Power of Attorney. #

101
Interactive Data Files providing financial information from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 in XBRL (eXtensible Business Reporting Language). Pursuant to Regulation 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, and are otherwise not subject to liability. (20)

# The indicated exhibit was previously filed.

*	The indicated exhibit is a compensatory plan.

1	Incorporated by reference to First Security’s Registration Statement on Form S-1 dated April 20, 2001, File No. 333-59338.

2	Incorporated by reference to First Security’s Current Report on Form 8-K filed October 30, 2012.

3	Incorporated by reference from Appendix A to First Security’s Proxy Statement filed April 30, 2007.

4	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2004.

5	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2010.

6	Incorporated by reference to First Security’s Quarterly Report on Form 10-Q for the period ended June 30, 2003.

7	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2005.

8	Incorporated by reference to First Security's Current Report on Form 8-K filed December 1, 2010.

9	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2008.

10	Incorporated by reference to First Security's Current Report on Form 8-K filed January 9, 2009.

11	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2009.

12	Incorporated by reference to First Security's Current Report on Form 8-K filed April 29, 2010.

13	Incorporated by reference to First Security's Current Report on Form 8-K filed September 14, 2010.

14	Incorporated by reference to First Security's Current Report on Form 8-K filed April 27, 2011.

15	Incorporated by reference to First Security's Current Report on Form 8-K filed April 29, 2011.

16	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2011.

17	Incorporated by reference to First Security's Current Report on Form 8-K filed December 29, 2011.

18	Incorporated by reference to First Security's Current Report on Form 8-K filed February 26, 2013.

19	Incorporated by reference from Appendix A to First Security's Proxy Statement filed May 1, 2012.

20	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2012.

Item 17.    Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by us is against public policy as expressed in the such Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)	The undersigned registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on June [ ], 2013.

FIRST SECURITY GROUP, INC.

By:     /s/ D. Michael Kramer
D. Michael Kramer
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on June [ ], 2013.

Name                            Title

/s/ D. Michael Kramer                     President and Chief Executive Officer and Director
D. Michael Kramer
(Principal Executive Officer)

/s/ John R. Haddock                     Executive Vice President and Chief Financial Officer
John R. Haddock
(Principal Financial and Accounting Officer)

/s/ Larry D. Mauldin *                     Chairman of the Board and Director
Larry D. Mauldin

/s/ William F. Grant, III *                  Director
William F. Grant, III

/s/ William C. Hall *                     Director
William C. Hall

/s/ Carol H. Jackson *                     Director
Carol H. Jackson

/s/ Kelly P. Kirkland *                     Director
Kelly P. Kirkland

/s/ Robert R. Lane *                     Director
Robert R. Lane

* By: /s/ John R. Haddock
John R. Haddock, as Attorney in Fact

EXHIBIT INDEX

Exhibit

Number	Definition

3.1	Amended and Restated Articles of Incorporation. #

3.2	Amended and Restated Bylaws. #

4.1	Form of Common Stock Certificate. (1)

4.2	Tax Benefit Preservation Plan, dated October 30, 2012 (2)

5.1	Opinion of Bryan Cave, LLP.

10.1*	First Security’s Second Amended and Restated 1999 Long-Term Incentive Plan. (1)

10.2*	First Security’s Amended and Restated 2002 Long-Term Incentive Plan. (3)

10.3*	Form of Incentive Stock Option Award under the Second Amended and Restated 1999 Long-Term Incentive Plan. (4)

10.4*	Form of Incentive Stock Option Award under the 2002 Long-Term Incentive Plan. (4)

10.5*	Form of Non-qualified Stock Option Award under the 2002 Long-Term Incentive Plan. (4)

10.6*	Form of Restricted Stock Award under the 2002 Long-Term Incentive Plan. (4)

10.7*	Form of Restricted Stock Award under the 2002 Long-Term Incentive Plan with TARP restrictions. (5)

10.8*	Employment Agreement Dated as of May 16, 2003 by and between First Security and Rodger B. Holley. (6)

10.9*	Salary Continuation Agreement Dated as of December 21, 2005 by and between First Security, FSGBank and Rodger B. Holley. (7)

10.10*	Employment Agreement Dated as of September 20, 2010 and Executed November 24, 2010 by and between First Security and Ralph E. “Gene” Coffman, Jr. (8)

10.11*	Employment Agreement Dated as of May 16, 2003 by and between First Security and William L. Lusk, Jr. (6)

10.12*	Salary Continuation Agreement Dated as of December 21, 2005 by and between First Security, FSGBank and William L. Lusk, Jr. (7)

10.13*	First Security Group, Inc. Non-Employee Director Compensation Policy. (9)

10.14*	Form of First Amendment to Employment Agreements, Dated as of December 18, 2008 (executed by Messrs. Holley and Lusk). (9)

10.15*	Form of Senior Executive Officer Agreement, Dated as of January 9, 2009 (executed by Messrs. Holley and Lusk). (10)

10.16
Letter Agreement, Dated January 9, 2009, including Securities Purchase Agreement—Standard Terms, incorporated by reference therein, between the Company and the United States Department of the Treasury. (10)

10.17*	Form of TARP Restricted Employee Agreement, Dated as of December 10, 2009 (executed by Messrs. Holley and Lusk). (11)

10.18	Consent Order, Dated April 28, 2010, between FSGBank and the Office of the Comptroller of the Currency. (12)

10.19	Stipulation and Consent to the Issuance of a Consent Order, Dated April 28, 2010, between FSGBank and the Office of the Comptroller of the Currency. (12)

10.20	Written Agreement, Dated September 7, 2010, between First Security Group, Inc. and the Federal Reserve Bank of Atlanta. (13)

10.21	Resignation Letter of Rodger B. Holley, dated April 21, 2011. (14)

10.22	Severance Agreement by and between Rodger B. Holley, First Security Group, Inc. and FSGBank, N.A., dated April 21, 2011. (14)

10.23	Engagement Agreement with First Security Group, Inc., FSGBank, N.A. and Triumph Investment Management, LLC, dated April 28, 2011. (15)

10.24	Amendment to Engagement Agreement with First Security Group, Inc., FSGBank, N.A. and Triumph Investment Management, LLC, dated March 28, 2012. (16)

10.25	Employment Agreement by and between D. Michael Kramer, First Security Group, Inc. and FSGBank, N.A., dated December 28, 2011. (17)

10.26	Exchange Agreement by and between First Security Group, Inc. and The United States Department of The Treasury, dated February 25, 2013. (18)

10.27	Stock Purchase Agreement by and between First Security Group, Inc. and certain Named Investors, dated February 25, 2013. (18)

10.28	Form of Securities Purchase Agreement by and between The United States Department of The Treasury and First Security Group, Inc., dated February 25, 2013. (18)

10.29*	First Security Group, Inc., 2012 Long-Term Incentive Plan (19)

10.30*	Form of Incentive Stock Option Award under the 2012 Long-Term Incentive Plan. (20)

10.31*	Form of Non-qualified Stock Option Award under the 2012 Long-Term Incentive Plan. (20)

10.32*	Form of Restricted Stock Award for a Director under the 2012 Long-Term Incentive Plan with TARP restrictions. (20)

10.33*	Form of Restricted Stock Award for an Employee under the 2012 Long-Term Incentive Plan with TARP restrictions. (20)

21.1	Subsidiaries of the Registrant. #

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Joseph Decosimo and Company, PLLC.

24	Power of Attorney. #

101
Interactive Data Files providing financial information from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 in XBRL (eXtensible Business Reporting Language). Pursuant to Regulation 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, and are otherwise not subject to liability. (20)

# The indicated exhibit was previously filed

*	The indicated exhibit is a compensatory plan.

1	Incorporated by reference to First Security’s Registration Statement on Form S-1 dated April 20, 2001, File No. 333-59338.

2	Incorporated by reference to First Security’s Current Report on Form 8-K filed October 30, 2012.

3	Incorporated by reference from Appendix A to First Security’s Proxy Statement filed April 30, 2007.

4	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2004.

5	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2010.

6	Incorporated by reference to First Security’s Quarterly Report on Form 10-Q for the period ended June 30, 2003.

7	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2005.

8	Incorporated by reference to First Security's Current Report on Form 8-K filed December 1, 2010.

9	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2008.

10	Incorporated by reference to First Security's Current Report on Form 8-K filed January 9, 2009.

11	Incorporated by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2009.

12	Incorporated by reference to First Security's Current Report on Form 8-K filed April 29, 2010.

13	Incorporated by reference to First Security's Current Report on Form 8-K filed September 14, 2010.

14	Incorporated by reference to First Security's Current Report on Form 8-K filed April 27, 2011.

15	Incorporated by reference to First Security's Current Report on Form 8-K filed April 29, 2011.

16	Incorporated by reference to First Security's Annual Report on Form 10-K for the year ended December 31, 2011.

17	Incorporated by reference to First Security's Current Report on Form 8-K filed December 29, 2011.

18	Incorporated by reference to First Security's Current Report on Form 8-K filed February 26, 2013.

19	Incorporated by reference from Appendix A to First Security's Proxy Statement filed May 1, 2012.

20	Incorporated by reference to First Security's Annual Report on Form 10-K for the year ended December 31, 2012.